EXHIBIT 10.33




                                SUPPLY AGREEMENT

                                SIFAVITOR S.P.A.

                                       AND

                               CELGENE CORPORATION

                                       FOR

                                BULK THALIDOMIDE

                               SEPTEMBER 28, 1999

                                SUPPLY AGREEMENT


Article 1.    DEFINITIONS......................................................1
Article 2.    TERM.............................................................3
Article 3.    SUPPLY...........................................................3
Article 4.    PURCHASE ORDERS, FORECASTS AND SAFETY STOCK......................6
Article 5.    SHIPPING AND DELIVERY............................................6
Article 6.    PRICE FOR BULK THALIDOMIDE.......................................7
Article 7.    PAYMENT..........................................................7
Article 8.    TERMINATION......................................................7
Article 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS........................9
Article 10.   SAMPLES AND TESTING.............................................11
Article 11.   INDEMNIFICATION.................................................12
Article 12.   GOVERNMENT INSPECTION...........................................13
Article 13.   RIGHT TO INSPECT................................................13
Article 14.   ASSIGNMENT......................................................14
Article 15.   COURT PROCEEDING................................................14
Article 16.   FORCE MAJEURE...................................................14
Article 17.   SEVERABILITY....................................................15
Article 18.   HEADINGS........................................................15
Article 19.   USE OF NAMES....................................................15
Article 20.   INDEPENDENT CONTRACTOR..........................................15
Article 21.   WAIVER..........................................................16
Article 22.   PUBLIC DISCLOSURE...............................................16
Article 23.   NOTICES.........................................................16
Article 24.   ENTIRE AGREEMENT................................................17

                                SUPPLY AGREEMENT

         This Agreement entered into this 28th day of September 1999, by and between SIFAVITOR s.p.a. with offices at 26652 Cassaletto Lodigiano Fraz. Malrano Via Livelli, 1 Italy ("SIFAVITOR") and Celgene Corporation, its Affiliates and subsidiary companies with offices at 7 Powder Horn Drive, Warren, New Jersey 07059 U.S.A. ("CELGENE").

         WHEREAS, SIFAVITOR is a known manufacturer of bulk active ingredients with expertise in cGMP manufacturing.

         WHEREAS, SIFAVITOR and CELGENE desire to establish mutually agreeable terms for the commercial supply of Bulk Thalidomide by SIFAVITOR to CELGENE.

         NOW, THEREFORE, in consideration of (i) SIFAVITOR'S agreement to supply Thalidomide to CELGENE for the monetary amounts set forth in this agreement,
(ii) the promises, covenants, agreements and other valuable consideration hereinafter set forth, the parties hereby agree as follows:

ARTICLE 1.  DEFINITIONS

As used in this agreement, the following words and phrases shall have the following meanings:

(A) "Affiliate" of a party hereto shall mean any entity which controls, is controlled by, or is under common control with such party. For purposes of this definition, a party shall be deemed to control an entity if it owns or controls, directly or indirectly, more than fifty percent (50%) of the voting equity of the other entity (or other comparable ownership interest for an entity other than a corporation) or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other entity.

(B) "cGMP" shall mean current Good Manufacturing Practices as promulgated by the United States Food and Drug Administration.

(C) "FDA" shall mean the United States Food and Drug Administration, or any successor entity thereto.

(D) "Act" shall mean the United States Food, Drug and Cosmetics Act, as amended, and rules and regulations promulgated thereunder.

(E) "NDA" shall mean CELGENE'S New Drug Application for Thalidomide filed by CELGENE with the FDA pursuant to section 505 of the Act.

(F) "Thalidomide" shall mean a compound with the chemical structure described as 2-(2-6-Dioxo-3-Piperidinyl)-1H-Isoindole-1,3(2H)-Dione manufactured according to the specifications provided under this Agreement for the delivery to CELGENE to make or have made the finished pharmaceutical Drug Product.

(G) "Bulk Thalidomide" shall mean bulk quantities of Thalidomide manufactured according to the specifications provided under this Agreement for the delivery to CELGENE to make or have made the finished pharmaceutical Drug Product.

(H)      "DMF" shall mean a Drug Master File, substantially as outlined on
         Schedule 1(H) hereto, for the manufacture of Bulk Thalidomide filed by SIFAVITOR (DMF #4823) and to be maintained by SIFAVITOR with the FDA or comparable registration documents for other regulatory authorities.

(I) "C of A" shall mean the certificate of analysis for each Batch of Bulk Thalidomide delivered hereunder in the form contemplated by Article 3 of this Agreement.

(J)      "kg" shall mean kilograms "as is".

(K) "Specifications" shall mean the specifications for Thalidomide set forth in Schedule 1(K) hereof which Schedule is incorporated in and made a part of this Agreement.

(L) "Drug Product" shall mean any and all pharmaceutical preparations suitable for human use which contain Thalidomide.

(M) "Sourcing Date" shall mean the date of FDA approval for the use, by CELGENE, of SIFAVITOR Thalidomide drug substance in CELGENE Drug Products.

(N) "Batch" shall mean a specific quantity of Thalidomide or other material that is intended to have uniform character and quality, within specified limits, and is produced according to a single manufacturing order during the same cycle of manufacture.

ARTICLE 2.      TERM

2.01 This Agreement shall be in effect on the execution by signing of the last party and shall remain in effect for the initial term of five (5) years (the "Initial Term"), if not earlier terminated according to
         Article 8 of this Agreement. The term of this Agreement shall automatically renew for successive one-year periods unless either party to this Agreement gives the other notice of non-renewal hereof at least six months prior to the expiration of the Initial Term or any one-year renewal period, as the case may be.

ARTICLE 3.      SUPPLY

3.01 During the term of this Agreement SIFAVITOR shall supply Thalidomide to CELGENE on an exclusive basis.

3.02 SIFAVITOR will develop a Thalidomide process by which commercial quantities will be produced (Schedule 3.02 hereto) and a related process validation protocol. Prior to implementation of such process validation protocol, SIFAVITOR shall give Celgene the opportunity to review such protocol and to confer with SIFAVITOR concerning such protocol. Therefore, SIFAVITOR will deliver to CELGENE three (3)

         Batches of Thalidomide produced in conformity with such process validation protocol. The total quantity validation material delivered to CELGENE from SIFAVITOR shall be approximately 150 kg.

3.03 SIFAVITOR agrees to supply CELGENE only from its facilities located at 26652 Cassaletto Lodigiano Fraz. Malrano Via Livelli, 1 Italy and, subject to SIFAVITOR's capacity to supply Thalidomide and agreement as to price pursuant to Section 6.03 hereof, CELGENE agrees to purchase from SIFAVITOR, after the Sourcing Date, at least 50% of CELGENE'S actual annual requirements of Thalidomide with a minimum purchase of 50 kg per year, beginning with the year commencing on the first anniversary of the Sourcing Date. Any validation material delivered to CELGENE from SIFAVITOR pursuant to Section 3.02 hereof after the first anniversary of the Sourcing Date shall be counted towards satisfaction of the minimum purchase requirement of the preceding sentence. CELGENE shall purchase not less than 50 kg of Thalidomide at any one time.

3.04 In the event that the annual quantity shall exceed 1,000 kg, SIFAVITOR shall use its best efforts to supply such an increase in quantity.

3.05 Nothing in this Agreement shall preclude CELGENE from taking whatever steps necessary to qualify alternative suppliers including, but not limited to, selling any Batches reasonably required to be manufactured for purposes of the qualification of such alternative suppliers and maintaining such qualifications.

3.06 SIFAVITOR shall supply Thalidomide in accordance with the assurances, representations, warranties and covenants set forth in this Agreement.

3.07 Each shipment of Bulk Thalidomide hereunder will be delivered to a facility of CELGENE as designated on the CELGENE Purchase Order or by subsequent written instruction given by CELGENE and in accordance with the instructions for shipping and packaging included in such CELGENE Purchase Order. Delivery will be made either directly from SIFAVITOR or through its designated agent, Forum Products Inc. SIFAVITOR will include the current Material Safety Data Sheet (MSDS) and C of A, as required with each shipment, for Bulk Thalidomide. CELGENE will prepare such MSDS with the cooperation and assistance of SIFAVITOR.

3.08 CELGENE shall notify SIFAVITOR in writing of any loss or damage of Bulk Thalidomide in transit within the following time limits:

         (a) Notification by CELGENE to SIFAVITOR of partial loss, damage, defects or nondelivery of any separate part of a consignment shall be made promptly by CELGENE after delivery to CELGENE, and if loss, damage, defects or partial nondelivery are not evident to CELGENE at the time of delivery, such notification by CELGENE to SIFAVITOR shall be made no later than (60) days after delivery to CELGENE.

         (b) Notification by CELGENE to SIFAVITOR of an entire nondelivery to CELGENE or a whole consignment shall be made within thirty
                  (30) days from the date CELGENE should have received notice of dispatch of such consignment, or within such longer period as may be agreed upon in writing between the parties.

3.09 In the event of such partial or full loss of such consignment, the parties will cooperate to insure that notification and follow-up with the involved ground and air carriers and customs or other warehouses is made in order to determine if such missing delivery can be located. The responsibility for such partial or full loss of such consignment rests with SIFAVITOR. CELGENE may assist SIFAVITOR in tracing such shipment and SIFAVITOR will reimburse CELGENE for its out-of-pocket expenses. For such a consignment which is not recovered or which is damaged or defective, the parties shall agree to a schedule for the replacement of the same by supplier at no additional cost to CELGENE.

3.10 SIFAVITOR shall package, label and otherwise prepare for bulk delivery Thalidomide in accordance with international transport regulations and guidelines shall deliver Thalidomide shipped under CIP (as such term is defined in the ICC Incoterms 1990, International Rules for the Interpretation of Trade Terms, ICC Publication NO.460) (INCOTERMS) port of destination, as will be specified by CELGENE.

3.11 Risk of loss with respect to Thalidomide shall pass to CELGENE in accordance with CIF as defined in the INCOTERMS and title shall pass to CELGENE at the same time risk of loss passes.

ARTICLE 4.       PURCHASE ORDERS, FORECASTS AND SAFETY STOCK

4.01 (a) CELGENE will provide SIFAVITOR with a forecast showing CELGENE'S estimated requirements for Bulk Thalidomide, by month, covering a twelve (12) month period commencing with the sourcing date. CELGENE will issue on the first (1st) month of every calendar quarter a forecast update for the twelve (12) month period commencing on the first day of the immediately following calendar month (rolling forecast).

         (b) Firm orders for Thalidomide shall be placed by CELGENE in writing in conjunction with forecast updates (as described in Article 4.01 above) at a minimum of ninety (90) days prior to desired delivery date.

         (c) SIFAVITOR agrees to accept orders and ship an amount of Thalidomide up to 1,000 kg in any calendar year. Notwithstanding the foregoing, SIFAVITOR will make best efforts to meet CELGENE'S demand for Thalidomide in amounts exceeding such limits.

         (d) SIFAVITOR will keep a safety stock of Thalidomide which shall, starting from the sixth month after the Sourcing Date, not be less than one-sixth (1/6) of CELGENE'S twelve month requirements from SIFAVITOR for Thalidomide as set forth in the then current twelve month forecast. Three (3) years after the sourcing date, CELGENE and SIFAVITOR shall meet and determine if safety stock requirements need to be revised.

ARTICLE 5.      SHIPPING AND DELIVERY

5.01 Unless otherwise agreed upon in writing, shipping and delivery dates will be provided by CELGENE at the time firm orders are placed.

5.02 A bill of lading will be furnished to CELGENE with respect to each shipment. At delivery, Thalidomide will be free and clear of any liens or encumbrances placed thereon.

ARTICLE  6.      PRICE FOR BULK THALIDOMIDE

6.01 CELGENE shall purchase the initial approximate 150 kg of Thalidomide described in Article 3.02 for five hundred US Dollars ($USD 500) per kg. This material shall consist of at least three (3) validation Batches. All other material purchases under this Agreement shall be purchased under the terms described in Articles 6.02-6.04 below.

6.02 The price for Thalidomide as set forth in Article 6.01 above shall be firm and fixed for an initial two (2) year period commencing on the Sourcing Date.

6.03 At least ninety (90) days prior to the end of the initial two (2) year period as set forth in Article 6.02 above and thereafter once annually, at least ninety (90) days prior to the end of every subsequent twelve
         (12) month period, either SIFAVITOR or CELGENE may come forward and request the price to be reviewed. If a price review is requested, the parties agree to meet and negotiate in good faith a revised price, if there is an increase or decrease in the direct actual costs. These will include raw materials, industry labor rates, waste disposal cost and other such direct costs incurred by SIFAVITOR consistent with its industrial sector which relate directly to the manufacture of Thalidomide.

6.04 All prices described in this Article 6 have been calculated on a duty-free basis. If at any time in the future an import or export duty is applied to Bulk Thalidomide, such a cost shall be borne by CELGENE.

ARTICLE 7.      PAYMENT

7.01 Payment shall be made to SIFAVITOR or its designated agent as the invoicing party net sixty (60) days from the date of invoice from SIFAVITOR to CELGENE.

ARTICLE 8.      TERMINATION

8.01 Upon the occurrence of the following events, either party may terminate this Agreement by giving the other party sixty (60) days prior written notice:

         (a) If the other party is unable to pay its debts, becomes bankrupt or insolvent or enters into liquidation whether compulsory or voluntary, or compounds with or convenes a meeting of its creditors, or has a receiver appointed overall or part of its assets, or takes or suffers any similar action in consequence of a debt, or ceases for any reason to carry on business; or

         (b) Upon the breach of any material provision of this Agreement by the other party if the breach is not cured within sixty (60) days after written notice thereof to the party in default and the material breach continues to exist at the time of notice of termination.

8.02 (a) CELGENE may terminate this Agreement at any time if, by the first anniversary of the date hereof, SIFAVITOR fails to supply to Celgene all necessary chemistry, manufacturing and controls data for purposes of Celgene's preparation of a submission to the FDA, or if Celgene's submission is rejected by the FDA, or if SIFAVITOR cannot successfully validate its manufacturing process within two years after the date hereof.

         (b) CELGENE may terminate this Agreement at any time by giving sixty
         (60) days written notice to SIFAVITOR, if CELGENE, in its sole discretion, determines that it will no longer develop or market Thalidomide, or if the FDA puts a clinical hold on Thalidomide or withdraws approval of the manufacture or marketing of Thalidomide. CELGENE may terminate this agreement if the FDA or any other regulatory agency that regulates Thalidomide or the finished dosage form derived from Thalidomide takes any action the result of which is to prohibit the manufacture, sale or use or any similar action of the Drug Product or any raw material contained therein or to impose significant restriction.

         (c) Should CELGENE terminate this Agreement due to the reasons contained in Article 8.02(a) or (b), SIFAVITOR shall take reasonable measures to cease any ongoing production and limit further expenses associated with such ongoing production. CELGENE shall pay SIFAVITOR for the amount of any lot produced pursuant to a Purchase Order and for reasonable expenses incurred by SIFAVITOR with respect to the remainder of said Purchase Order prior to the effective date of the termination.

         (d) Any undelivered Bulk Thalidomide produced by SIFAVITOR, as a direct result of a CELGENE purchase order shall be held by SIFAVITOR free of charge for up to two (2) months, and SIFAVITOR shall cooperate with CELGENE in the return, resale, disposal, or delivery to CELGENE, at

         CELGENE'S expense, of such materials as requested by CELGENE, if no other customers exist for such quantities.

8.03 The Agreement may be terminated Pursuant to Article 2.01, which provides for termination, by notice from either party, upon expiration of the Initial Term or any one-year renewal period.

8.04 Termination, expiration, or cancellation of this Agreement through any means and for any reason shall not relieve the parties of any obligation accruing prior thereto, including but not limited to the confidentiality provisions herein and the obligation to pay money, and shall be without prejudice to the rights and remedies of either party with respect to the antecedent breach of any of the provisions of this Agreement. During the term of this Agreement and for a period of five years thereafter, both parties hereto, subject to applicable laws, shall maintain in confidence all information received from the other party resulting from or related to the matters contemplated by this Agreement.

ARTICLE 9.      REPRESENTATIONS, WARRANTIES AND COVENANTS

SIFAVITOR makes the following assurances, representations, warranties and covenants:

9.01 Thalidomide shall be merchantable, free from defects and meet the Specifications and shall not be adulterated within the meaning of the Act.

9.02     SIFAVITOR is cognizant of cGMP as prescribed in 21 CFR, Parts 210 and
         211. SIFAVITOR is able to, and shall, manufacture Thalidomide in conformity with the Specifications and in a manner which fully complies with cGMP guidelines and practices.

9.03 SIFAVITOR shall not change the manufacturing process, the Specifications, the raw materials used, or the analytical testing method in a manner which may or may not require FDA or other U.S. or international regulatory approval by SIFAVITOR or CELGENE without the prior written consent of CELGENE, which consent shall not be unreasonably withheld or delayed. SIFAVITOR shall provide CELGENE with a detailed written report of all changes to the manufacturing process, the Specifications, the raw materials, or the analytical method:

                (i) that require FDA or other U.S. or international regulatory approval, prior to the implementation thereof and

                (ii) that do not require FDA or other U.S. or international regulatory approval, unless agreed to by CELGENE.

9.04 If CELGENE is required by the FDA or some other U.S. or international regulatory agency to change the Specifications, the raw materials, sources of raw material or analytical testing method with respect to Thalidomide, SIFAVITOR shall use best efforts to accommodate such request.

9.05 (a) If CELGENE requests in writing a change in the manufacturing process, the Specifications, the raw materials, source of raw material or analytical testing method with respect to the Thalidomide that is not the result of a requirement of FDA or some other U.S. or international regulatory agency, SIFAVITOR shall use best efforts to accommodate such request. In such case, SIFAVITOR will inform CELGENE of the resultant effect the requested changes may have on the price of subsequent Thalidomide supplies.

         (b) If SIFAVITOR requests in writing a change in the manufacturing process, the Specifications, the raw materials, source of raw material or analytical testing method with respect to Thalidomide that is not the result of a requirement of FDA or some other U.S. or international regulatory agency, CELGENE shall use best efforts to accommodate such request.

9.06 Each party agrees to promptly forward to the other copies of any written communication received by such party from the FDA or other U.S. or international regulatory agency which will affect the manufacture of Thalidomide as contemplated herein.

9.07 SIFAVITOR shall conduct its Thalidomide manufacturing operations hereunder in compliance with all applicable laws and regulations as the country of manufacture (Italy), including, but not limited to, those dealing with occupational safety and health, those dealing with public safety and health, those dealing with protecting the environment, and those dealing with disposal of wastes.

9.08 SIFAVITOR shall be responsible for all process, analytical method and equipment validation and shall take all reasonable steps necessary to pass government inspection by the FDA. SIFAVITOR shall also reasonably assist CELGENE in preparing and updating any required regulatory submissions and all other documents required by the FDA or other U.S.

         or international regulatory agencies from CELGENE for approval of the Thalidomide.

9.9 SIFAVITOR warrants that it did not and will not use in any capacity the services of any person debarred under the Generic Drug Enforcement Act 21 USC ss. 335a(k)(1) and further did not use any person who has been convicted of a crime as defined under the Generic Drug Enforcement Act in connection with the services rendered to Celgene.

9.10 All assurances, representations, warranties and covenants contained in Sections 9.01, 9.02, 9.06, and 9.07 shall survive termination of this Agreement.

ARTICLE 10.     SAMPLES AND TESTING

10.01 SIFAVITOR'S laboratory personnel shall obtain a representative sample from each Batch of Thalidomide produced by SIFAVITOR at Malrano, Italy. SIFAVITOR shall assay and analyze such samples in strict accordance with the procedures previously agreed to by the parties and shall promptly prepare a Certificate of Analysis. Such Certificate of Analysis shall identify the Batch of Thalidomide to which it relates. SIFAVITOR shall provide CELGENE with a copy of the Certificate of Analysis containing the address of the manufacture for each Batch upon delivery of such Batch in the format required by CELGENE.

10.02 In testing Thalidomide, SIFAVITOR and CELGENE shall use the analytical testing and sampling methods set forth in Schedule 10.02. CELGENE shall analyze the Thalidomide (for purposes of determining whether the same meets Specifications) within sixty (60) days from the date of receipt of the affected Thalidomide and shall report any adverse findings to SIFAVITOR within sixty (60) days from such date of receipt.

10.03 All non-specification Thalidomide not capable of being salvaged through validated reworking processes described in Schedule 10.03 shall be disposed of by SIFAVITOR. SIFAVITOR shall not ship any Thalidomide hereunder which, as indicated by a sample assay or analysis as set forth above, does not conform to Specifications.

10.04 SIFAVITOR shall replace at CELGENE locations any Thalidomide which is mutually determined not to meet Specifications (provided it is mutually agreed that the sample was handled and stored properly by CELGENE) and shall supply CELGENE with Thalidomide which does meet Specifications, at no additional cost to CELGENE.

10.05 If the analysis or assay of a sample of the Thalidomide performed by or for CELGENE indicates that the Batch of Thalidomide does not meet Specifications and SIFAVITOR'S analysis or assay of its sample from the same Batch indicates that the Batch does meet Specifications, CELGENE will so advise SIFAVITOR and a joint investigation will be conducted to determine the cause of the failure.

ARTICLE 11. INDEMNIFICATION

11.01 CELGENE shall indemnify and hold SIFAVITOR, its officers, directors, agents, servants, and employees harmless against all claims, losses, damages and liabilities, including reasonable legal expenses, arising out of CELGENE'S duties under this agreement, and which is not attributable to:

                (i)    the negligence of SIFAVITOR or its agents or employees,

                (ii) the failure of SIFAVITOR to follow the written instructions and specifications of CELGENE

                (iii)  SIFAVITOR'S breach of this agreement.

         SIFAVITOR shall not settle any such claim without the prior written approval of CELGENE and that CELGENE shall have the right, if it so wishes, to conduct negotiations to settle, settle or to conduct any litigation arising out of; any such claim. SIFAVITOR shall provide prompt notice of any claim to CELGENE and shall cooperate in the defense of the claim.

11.02 SIFAVITOR shall indemnify and hold CELGENE, its officers, directors, agents, servants, and employees harmless against all claims, losses, damages, and liabilities including reasonable legal expenses, arising out of SIFAVITOR'S duties under this agreement and which is not attributable to:

                  (i) any act or negligence of CELGENE or its agents or employees or

                  (ii) the failure of CELGENE or its employees to comply with applicable law or regulations.

         CELGENE shall not settle any such claim without the prior written approval of SIFAVITOR, and that SIFAVITOR shall have the right, if it so wishes, to conduct negotiations to settle, settle or to conduct any litigation arising out of, any such claim CELGENE shall provide prompt and written notice of any such claim to SIFAVITOR and shall cooperate in the defense of the claim.

11.03 The indemnification obligations set forth in this Article 11 shall survive the termination of this Agreement.

ARTICLE 12. GOVERNMENT INSPECTION

12.01 SIFAVITOR will notify CELGENE within twenty-four (24) hours of notification of any pending or ongoing FDA or government inspection related to Thalidomide for the facilities used to produce, test, or warehouse Thalidomide. SIFAVITOR shall immediately provide copies of any Form 483 warning letter observations, or associated correspondence to and received from the FDA within seven (7) days of receipt and in addition shall provide a facsimile copy within seventy-two (72) hours to CELGENE

         SIFAVITOR shall allow CELGENE to assist in any response to the FDA, including review of any written response made to the FDA by SIFAVITOR at CELGENE'S discretion.

ARTICLE 13. RIGHT TO INSPECT

13.01 In performing manufacturing of Thalidomide hereunder, SIFAVITOR shall permit CELGENE or its designated representative to inspect on a regular basis or as needed, but not less than once per year that portion of SIFAVITOR'S facilities where Thalidomide is manufactured, tested or stored to evaluate SIFAVITOR'S work practices, supporting systems, documents and records associated with Thalidomide and make such copies of the documents as reasonably necessary for the purpose of assessing the SIFAVITOR'S compliance with applicable regulations and good manufacturing practices ("cGMP") as described and provided in the Act. Such review shall be conducted upon reasonable prior notice by CELGENE, but not less than thirty (30) days prior to the inspection.

13.02 SIFAVITOR shall keep CELGENE fully informed of the steps taken by SIFAVITOR to resolve any outstanding issues with the FDA and the anticipated timetable of resolution of such issues as it applies to Thalidomide.

13.03    Any failure by SIFAVITOR to comply with the requirements of this
         Article 13 shall be subject to the remedy rights set forth in Article 8 of this Agreement.

13.04 CELGENE shall allow SIFAVITOR the right to audit CELGENE'S yearly requirements of Bulk Thalidomide to confirm that SIFAVITOR supplied not less than 50% of the actual demand as described in Article 3.03.

ARTICLE 14. ASSIGNMENT

14.01 This Agreement may not be assigned or transferred by SIFAVITOR without the prior written consent of CELGENE. In the event there is a change of control of SIFAVITOR or its business, this Agreement will remain in effect and bind the acquirer.

ARTICLE 15. COURT PROCEEDING

15.01 Any court proceeding initiated by one party against the other with respect to any dispute under this Agreement shall be commenced in the United States District Court for the Eastern District of New Jersey. The law of the jurisdiction of such action would apply.

ARTICLE 16. FORCE MAJEURE

16.01 Any delay in the performance of any of the duties or obligations of either party (except the payment of money due hereunder) shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay; provided that such delay has been caused by or is the result of any acts of God, acts of the public enemy, insurrections, riots, embargoes, labor disputes, including strikes, lockouts, job actions, or boycotts, equipment failure, fires, explosions, floods, shortages of material or energy or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the party so affected. The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible. Not withstanding the forgoing, if SIFAVITOR is unable to perform for any of the above enumerated reasons, CELGENE shall be relieved of its obligations under Section 3.03 hereof during the pendency thereof, and if such inability of SIFAVITOR to perform continues for a period longer than twelve (12) months, CELGENE shall have a right to terminate this Agreement.

ARTICLE 17. SEVERABILITY

17.01 In the event that any provision of this Agreement is judicially determined to be void or unenforceable, such provision shall be construed to be separable from the other provisions of this Agreement which shall retain full force and effect.

ARTICLE 18. HEADINGS

18.01 All titles and captions in this Agreement are for convenience purposes only and shall not be of any force or substance.

ARTICLE 19. USE OF NAMES

19.01 Except as expressly required pursuant to the Act, neither party will without the prior written consent of the other: (a) use in advertising, publicity, promotional premiums or otherwise, any trade name, trademark, trade device, service mark, symbol, or any abbreviation, contraction or simulation thereof owned by either party, or (b) represent, either directly or indirectly, that any product or service of one party is a product or service of the other.

ARTICLE 20. INDEPENDENT CONTRACTOR

20.01 Each party is acting under this Agreement as an independent contractor and not as the agent or employee of the other. Each party understands and agrees that it has no authority to assume any obligation on behalf of the other party and that it shall not hold out to third parties that it has any authority to act on the other party's behalf except as expressly permitted herein. Unless otherwise expressly stated herein, each party shall be responsible for its own expenses relating to its performance under this Agreement and shall not incur expenses for the other party's account unless expressly authorized herein or by subsequent written agreements.

ARTICLE 21. WAIVER

21.01 No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of both parties hereto. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

ARTICLE 22. PUBLIC DISCLOSURE

22.01 Neither party shall disclose to any third party or originate any publicity, news release or public announcement, written or oral, whether to the public or the press, or otherwise, referring to the terms of this Agreement, including its existence, the subject matter to which it relates, the performance under it or any of its specific terms and conditions, except by such announcements as are (i) mutually agreed upon by the parties in writing, or (ii) in the opinion of counsel for the party making such announcement are required by law. If a party believes a public announcement to be required by law with respect to this Agreement, it will give the other party such notice as is reasonably practicable and an opportunity to comment upon the announcement.

ARTICLE 23. NOTICES

23.01 Unless otherwise specified herein, all notices required or permitted to be given under this Agreement shall be in writing and shall be delivered either personally and promptly confirmed by such registered or certified mail or overnight courier service or sent by registered or certified mail, return receipt requested, or by overnight courier service, postage prepaid in each case, or by facsimile and promptly confirmed by such registered certified mail or overnight courier service to the receiving party at such party's address set forth below, or at such other address as may from time to time be furnished by similar notice by either party. Any notice sent by registered or certified mail as aforesaid shall be deemed to have been given when mailed, and shall be effective upon receipt.

         IF TO SIFAVITOR:

         Managing Director
         Sifavitor s.p.a.
         26652 Cassaletto Lodigiano
         Fraz. Malrano Via Livelli, 1
         Italy

         IF TO CELGENE:

         Senior Vice-President, Planning and Business Development
          Celgene Corporation
         7 Powder Horn Drive
         Warren, New Jersey 07059 U.S.A.

or to such other address as the addressee shall have last furnished in writing to the addresser.

ARTICLE 24. ENTIRE AGREEMENT

24.01 This Agreement constitutes the entire agreement between the parties concerning the supply of Thalidomide by SIFAVITOR to CELGENE, and supersedes all written or oral agreements or understandings with respect thereto.

24.02 Neither party shall claim any amendment, modification, or release from any provision, hereof, unless such an amendment is in writing signed by an authorized representative of each party.

SIFAVITOR S.P.A.                        CELGENE CORPORATION
By:                                     By:
Name:                                   Name:    Joseph J. Day, Jr.
Title:                                  Title:   Sr. Vice President
                                                 Planning & Business Development

Date:                                   Date:

                                SCHEDULE 1(H) TO

                                SUPPLY AGREEMENT
                                ----------------

                        (Sifavitor DMF Table of Contents)

                                SCHEDULE 1(K) TO

                                SUPPLY AGREEMENT
                                ----------------

                                (Specifications)

                                SCHEDULE 3.02 TO

                                SUPPLY AGREEMENT
                                ----------------

                  (Outline of SIFAVITOR Manufacturing Process)

                                SCHEDULE 10.02 TO

                                SUPPLY AGREEMENT
                                ----------------

                    (Analytical Testing and Sampling Methods)

                                SCHEDULE 10.03 TO

                                SUPPLY AGREEMENT
                                ----------------

                              (Reworking Processes)